Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 22, 2003 accompanying the consolidated financial statements and schedule of ACE*COMM Corporation appearing in the Annual Report on Form 10-K for the year ended June 30, 2003 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton, LLP

Vienna, VA
December 29, 2003